UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934
(Amendment No.   )

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GRIFFON CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if the other than the Registrant)

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2024

GRIFFON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-06620	11-1893410
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

712 Fifth Avenue, 18th Floor New York, New York 10019 (Address of Principal Executive Offices) (Zip Code)

(212) 957-5000 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.25 par value per share	GFF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 20, 2024, Griffon Corporation (the “Company”) entered into a stock purchase and cooperation agreement (the “Agreement”) to repurchase, and repurchased, 1,500,000 shares of its common stock, par value $0.25 per share (the “Common Stock”), beneficially owned by Voss Value Master Fund, L.P., Voss Value-Oriented Special Situations Fund, L.P. and four separately managed accounts of which Voss Capital, LLC is the investment manager (the “Selling Shareholders”), in a private transaction. The purchase price per share is $65.50, for an aggregate purchase price of $98,250,000, and represents a 3.7% discount from the price of $68.04 of the Common Stock at the close of trading on February 16, 2024. The Selling Shareholders are affiliates of Voss Capital, LLC. Travis W. Cocke, the Founder, Chief Investment Officer and Managing Member of Voss Capital, LLC, is a former member of the Board of Directors of the Company (the “Board”). Pursuant to the Agreement, Mr. Cocke resigned as a member of the Board, effective at 9:30 AM EST on February 20, 2024.

The repurchase of the shares of Common Stock pursuant to the Agreement was consummated under the Company’s Board-authorized share repurchase program, and the repurchased shares will be held in treasury. The Audit Committee of the Board, comprised solely of independent directors not affiliated with the Selling Shareholders, approved the transactions contemplated by the Agreement.

Pursuant to the Agreement, Voss has agreed to abide by certain customary standstill restrictions and a mutual non-disparagement provision, which are effective for the two-year period beginning on the date of the Agreement (the “Standstill Period”), and has committed to vote (i) in favor of each director nominated and recommended by the Board for election, (ii) against any nominees for director that are not approved and recommended by the Board, (iii) against any proposals or resolutions to remove any member of the Board and (iv) in accordance with recommendations by the Board on all other proposals or business that may be the subject of shareholder action, in each case at the Company’s 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”), subject to certain exceptions. The Agreement also grants the Company a right of first offer on any proposed sale by Voss of a block of 100,000 or more shares of Common Stock during the Standstill Period. The Agreement contains customary representations, warranties and covenants of the parties.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Agreement and in connection with the transactions contemplated thereby, Travis W. Cocke resigned as a member of the Board and the Nominating and Corporate Governance Committee of the Board, effective at 9:30 AM EST on February 20, 2024. Mr. Cocke’s resignation is not the result of any disagreement with the Company. Mr. Cocke will no longer stand for re-election to the Board at the 2024 Annual Meeting.

Item 8.01. Other Events.

On February 20, 2024, the Company issued a press release announcing the Company’s entry into the Agreement and Mr. Cocke’s resignation from the Board. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Stock Purchase and Cooperation Agreement, dated February 20, 2024.
99.1	Press Release, dated February 20, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFON CORPORATION

By:	/s/ Seth L. Kaplan
Seth L. Kaplan
Senior Vice President

Date: February 20, 2024